Exhibit 10.9

CONVERTIBLE PROMISSORY NOTE

$600,000 PLUS INTEREST DUE & PAYABLE

DOCUMENT A-02152008

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, on the Effective Date, as defined below, Advanced Cell Technology Inc. as Obligor (“Borrower,” or “Obligor”), hereby promises to pay to the Lender (“Lender” or “ Holder”), as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The “Effective Date” shall be:	February 15, 2008

The “Lender” shall be:	JMJ Financial / Its Principal, or Its Assignees

The “Principal Sum” shall be:	$600,000 (six hundred thousand US Dollars); Subject to the following: accrued, unpaid interest shall be added to the Principal Sum.

The “Consideration” shall be:	$500,000 (five hundred thousand) dollars in the form of cashier’s check.

The “Interest Rate” shall be:

12% one-time interest charge on the Principal Sum. No interest or principal payments are required until the Maturity Date, but both principal and interest may be included in conversion prior to maturity date.

The “Conversion Price” shall be the following price:

As applied to the Conversion Formula set forth in 2.2, the lesser of (a) $0.38 or (b) 80% (eighty percent) of the average of the 3 (three) lowest trade prices in the 20 trading days previous to the conversion; as applies to Advanced Cell Technology Inc. voting common stock.

The “Prepayment Terms” shall be:	Prepayment is not permitted, unless approved by Holder in writing.

The “Maturity Date” is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	February 15, 2010

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1  Demand.  Upon notice by holder, this Note is payable on Demand at any time from and after 180 days from the Effective Date.

1.2  Interest Rate.  Subject to the Holder’s right to convert, interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum and accrued interest under this Note into Shares of the Borrower’s Common Stock as set forth below.

2.1  Conversion Rights and Cashless Exercise.  The Holder will have the right at its election from and after 180 days from the Effective Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and nonassessable shares of common stock of Advanced Cell Technology Inc. (as such stock exists on the date of issuance of this Note, or any shares of capital stock of Advanced Cell Technology Inc. into which such stock is hereafter changed or reclassified, the “Common Stock”) as per the Conversion Formula set forth in Section 2.2.  Any such conversion shall be cashless, and shall not require further payment from Holder.  Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of Advanced Cell Technology Inc.  Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30 am priority overnight delivery service (see Section 2.6).

2.2  Conversion Formula.  The number of shares issued through conversion is the conversion amount divided by the conversion price.

# Shares =	Conversion Amount
Conversion Price

2.3  This section 2.3 intentionally left blank.

2.4  Adjustment Upon Dilutive Offers, Agreements, or Sales.  If the Borrower, at any time while this Note is outstanding, enters into an agreement under which it issues or agrees to issue either its common stock, options, or warrants to purchase or convert to its common stock at a price or exercise price or conversion price (a “Subsequent Share Price”), as the case may be, that is less than the conversion price or subsequent conversion formula result set forth in Section 2.2, then the conversion price set forth in Section 2.2. shall be automatically adjusted to equal the Subsequent Share Price.  Circumstances that are exempt from adjustment as set forth in this Section 2.4 include:

(a) options to employees, officers, directors or consultants pursuant to any stock or option plan currently in effect or hereafter duly adopted by a majority of the non- employee members of the board of directors of the Borrower or a majority of the members of a committee of non-employee directors established for such purpose, provided that the exercise price of such options shall not be less than the Conversion Price on the trading day immediately prior to the grant of such option,

(b) securities issued upon the exercise or conversion of any securities, convertible securities, options or warrants issued and outstanding on the date of this Note, or any agreements to issue the same in existence as of the date of this Note, and

(c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be made in connection with a transaction involving a person or entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Borrower and in which the Borrower receives benefits in addition to the investment of funds, but shall not include a transaction in which the Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.5  Reservation of Shares.  As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6  Delivery of Conversion Shares.  Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30 am priority overnight delivery service (see “Share Delivery” attachment).  If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, at any time for any reason prior to offering those shares for sale in a private transaction or in the public market through its broker, Holder may rescind that particular conversion to have the conversion amount returned to the note balance with the conversion shares returned to the Borrower.

ARTICLE 3 MISCELLANEOUS

3.1  Notices.  Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.2  Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.3  Assignability.  This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder.

3.4  Governing Law.  This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

3.5  Maximum Payments.  Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.6  Attorney Fees.  In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.7  Change of Officer, Change of Control.  In the event that William Caldwell is replaced as Chairman & CEO of Advanced Cell Technology Inc., or in the event that Advanced Cell Technology Inc. undergoes a change in majority control, the Holder has the right to make this Note payable on demand as set forth in Section 1 .l.

3.8  No Public Announcement.  Except as required by applicable securities laws, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

3.9  Opinion of Counsel.  In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel.  Holder also has the right to have any such opinion provided by Borrower’s counsel.

3.10  Additional Financing.  The Holder, at its option, may invest up to an additional $500,000 (five hundred thousand dollars), in part, whole, and/or multiple transactions, in Advanced Cell Technology Inc. on the same or better terms as set forth in this agreement for a period of 150 days from the Effective Date.  The 150 day window may be extended at the option of the Borrower.  In the event that Holder wishes to exercise this right, the Borrower will be notified by the Notice of Additional Financing Form, and any additional financing will be memorialized by an additional Convertible Promissory Note(s).

3.11  Effective Date.  This Note will become effective only upon occurrence of the three following events: the Effective Date of February 15, 2008 has been reached, execution by both parties, and delivery of valid payment by the Lender.

3.12  Director’s Resolution.  Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

3.13  Use of Proceeds.  As further described, promised, and agreed in the attached Use of Proceeds Agreement, Borrower promises that use of the funds will not go towards stem cell research or development related to embryonic stem cells in any manner, and that 100% of the use of proceeds is to go the company’s adult stem cell research and development of the Mytogen program.  Borrower understands that Holder has entered into this transaction in reliance upon that promise, understanding, and use of proceeds as memorialized in the attached Use of Proceeds Agreement.

3.14  Adjustment of Conversion Price.  In the event that Borrower enters into an additional financing agreement with another investor subsequent to the closing of this transaction, Borrower may adjust the Conversion Price percentage set forth herein as to satisfy the terms of any future financing transaction.  In the event of such adjustment, as shown in the Adjustment of Conversion Price Example attachment, Borrower will make a one-time cash payment to Holder at the time of adjustment for the dollar difference that would result in the Conversion Price percentage adjustment.  In the event that Holder invests additional funds as set forth in Section 3.10, this Section 3.14 will apply to future financing whether the additional funds are invested before or after any such adjustment.

BORROWER[S]:	LENDER/HOLDER:

/s/ William M. Caldwell, IV	/s/ Justin Keener
William Caldwell	JMJ Financial / Its Principal
President & CEO
Advanced Cell Technology, Inc.

Dated:	Dated:	2/14/08

USE OF PROCEEDS AGREEMENT

Mr. Bill Caldwell, President & CEO

Mr. Ivan Wolkind, SVP of Finance & CAO

Dear Bill and Ivan,

Through the course of our discussions leading up to this financing, you have been very helpful for my understanding of stem cell research and development, particularly with the differences between embryonic stem cell research and adult stem cell research.

Because embryonic stem cell research has underlying ethical issues that I would need months to research and consider before drawing a conclusion as to whether I support it or discourage it, we felt it was best to fund the company solely for adult stem cell research.  This is a critical ethical concern to me of highest importance, and you have agreed, pledged, and promised to segregate the funds as follows.

As summarized in Section 3.13 above, you hereby represent, for me to rely on as an investor and also as a party to this agreement, that you agree, pledge, and promise that these funds will not be used in any way, shape, form, spillover, or connection to embryonic stem cell research.  You have represented to me that Mytogen research and development is dedicated solely to adult stem cell research and that Mytogen has no connection to embryonic stem cell research whatsoever.  The funds will be used solely in this manner as provided by you:

•                  Mytogen facilities costs that are not and will never be connected to, related to, or shared with embryonic stem cell research during the use of proceeds.

•                  Mytogen salaries that are not and wilt never be connected to, related to, or shared with embryonic stem cell research during the use of proceeds.

•                  Mytogen fixed assets that are not and will never be connected to, related to, or shared with embryonic stem cell research.

•                  Mytogen accounts payable that are not and will never be connected to, related to, or shared with embryonic stem cell research.

You also agree that upon my request, at any time upon reasonable notice, you will provide me with the actual use of proceeds of these funds.  Further, you promise and agree that these funds will not be loaned, pledged, used as collateral, or otherwise hypothecated in any way, shape, form, spillover, or connection to embryonic stem cell research.

If we are all in understanding, and if you agree to uphold these promises and agree to these representations for me to rely upon as an investor and as a party to this agreement, please indicate by signing below.

/s/ Justin Keener	/s/ William M. Caldwell, IV
JMJ Financial / Its Principal	William Caldwell

Ivan Wolkind

NOTICE OF ADDITIONAL FINANCING FORM

(To be executed by Holder when intending to invest additional funds)

This Form is notification that I intend to invest additional funds into Advanced Cell Technology Inc. as set forth in Section 3.10 of the Convertible Promissory Note dated February 15, 2008,

Intended Amount: $

Intended Execution Date of Documentation:

Intended Delivery Date of Payment:

Dated:

SAMPLE

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert a portion of the Note issued by Advanced Cell Technology Inc. on February 15, 2008 into Shares of Common Stock of Advanced Cell Technology Inc. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Amount:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address:

Shares must be delivered to Holder within 2 (two) business days of conversion notice via 10:30am priority overnight delivery service in accordance with Section 2.6.

OTHER NOTE/DEBENTURE HOLDERS’ RACHET PROVISIONS

Borrower is aware that as set forth in the Conversion Price and Section 2, that the market price of the stock may be at a level such that the Holder’s conversion takes place at a price per share that is lower than $0.38.

In the event that any or all conversions take place under $0.38, Borrower will bear any consequences from any past or future financing agreements; and that under no circumstances will any past or future financing agreements prevent Borrower from honoring the conversion terms and all other terms as set forth in this agreement.

William Caldwell
President & CEO
Advanced Cell Technology Inc.

Dated:

SHARE DELIVERY ATTACHMENT

EXAMPLE

2.6. Delivery of Conversion Shares. Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30am priority overnight delivery service. If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, at any time for any reason prior to offering those shares for sale in a private transaction or in the public market through its broker, Holder may rescind that particular conversion to have the conversion amount returned to the note balance with the conversion shares returned to the Borrower.

Example:

Holder delivers conversion notice to Borrower at 4:45pm eastern time on Monday January 1st.

Borrower’s transfer agent must send shares to Holder via 10:30am overnight delivery no later than Tuesday January 2nd.

Holder must have received the shares or received delivery attempt no later than 10:30am eastern time on Wednesday January 3rd.

ADJUSTMENT OF CONVERSION PRICE EXAMPLE

3.14. Adjustment of Conversion Price.  In the event that Borrower enters into an additional financing agreement with another investor subsequent to the closing of this transaction, Borrower may adjust the Conversion Price percentage set forth herein as to satisfy the terms of any future financing transaction. In the event of such adjustment, as shown in the Adjustment of Conversion Price Example attachment, Borrower will make a one-time cash payment to Holder at the time of adjustment for the dollar difference that would result in the Conversion Price percentage adjustment. In the event that Holder invests additional funds as set forth in Section 3.10, this Section 3.14 will apply to future financing whether the additional funds are invested before or after any such adjustment.

Example:

Current 80%

$600,000 principal amount x 1.12 one-time interest charge = $672,000 total principal balance

$672,000 / .80 conversion price percentage = $840,000 total paper value

For this example, assume the Borrower adjusted the conversion price percentage upwards to 90%

Adjusted 90%

$600,000 principal amount x 1.12 one-time interest charge = $672,000 total principal balance

$672,000 / .90 conversion price percentage = $746,666 total paper value

Cash Payment Required by Borrower to Holder equals $93,333

Original paper value at 80% = $840,000

- Adjusted paper value at 90% = $746,666

Cash payment required for adjustment $93,333